EXHIBIT 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT
This AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of October 2, 2012 (the “Amendment”), is entered into by and between Education Management Corporation, a Pennsylvania corporation (together with its successors and assigns, the “Company”), and Edward H. West (the “Executive”).
WHEREAS, the Company and the Executive previously entered into an Employment Agreement dated as of June 1, 2006 (the “Agreement”);
WHEREAS, the Agreement may be amended from time to time in accordance with the provisions of Section 8.2 thereof; and
WHEREAS, the Company and the Executive wish to amend the Agreement, effective as of the date hereof.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration the sufficiency of which is acknowledged, the Executive and the Company hereby amend the Agreement, effective as of the date hereof, as follows:

1.	Section 1.2 of the Agreement is deleted in its entirety and restated in full as follows:
1.2    Duties. During the Term, the Executive shall serve as the Company's Chief Executive Officer, and such other positions as officer or director of the Company and its affiliates as the Executive and the Board of directors of the Company (the “Board”) shall mutually agree from time to time. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term commensurate with the Executive's positions. Subject to Section 1.3 below, the Executive shall have all authorities, duties and responsibilities customarily exercised by an individual serving in the foregoing positions at an entity of the size and nature of the Company; shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities; shall have such additional duties and responsibilities, consistent with the foregoing, as may be from time to time assigned to him; and in his capacity as Chief Executive Officer shall report solely and directly to the Board. During the Term, the Executive shall also serve as a member of the Board.

2.	Section 2.1 is deleted in its entirety and restated in full as follows:
2.1    Salary. As compensation for the performance of the Executive's services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of five hundred sixty-eight thousand and seven dollars ($568,007), payable in accordance with the Company's standard payroll policies (the “Base Salary”); provided, effective July 1, 2013, the Executive's Base Salary shall be increased to eight hundred fifty thousand dollars ($850,000). The Base Salary will be reviewed annually and may be adjusted upward by the Board (or a committee thereof) in its discretion, based on competitive data and the Executive's performance.

3.	Section 2.2(a) is deleted in its entirety and restated in full as follows:
2.2    Annual Bonus.
(a)    During the Term, the Executive will be eligible for an annual incentive bonus (the “Annual Bonus”) for each complete fiscal year occurring during the Term. The Executive's target bonus will be one hundred twenty-five percent (125%) of the Base Salary; provided, for purposes of this Section 2.2, for the fiscal year ending June 30, 2013 the Executive's “Base Salary” shall be deemed to be eight hundred fifty thousand dollars ($850,000) effective July 1, 2012. The actual Annual Bonus paid for any year will depend on meeting Company and individual performance standards established by the Board. The Annual Bonus will be paid in cash within seventy-five (75) days of the end of the fiscal year.

4.	Section 2.3 is amended by adding after the last sentence thereof the following:
On or within thirty (30) days after the date hereof, the Company shall award to the Executive a stock option, pursuant to one or more award agreements, for an aggregate of 1,000,000 shares of the Company's Common Stock under one or more duly-adopted long-term incentive plans, having an exercise price equal to the fair market value of Company Common Stock as provided under the applicable plan when granted and have such vesting and other terms and conditions as are set forth in a form (or forms) of stock option agreement(s) provided to, and as agreed by, the Executive.

5.	Section 3.2(a) of the Agreement is deleted in its entirety and restated in full as follows:
(a) Termination by the Company Other than for Cause; Termination by the Executive for Good Reason. If the Executive's employment hereunder is terminated by the Company during the Term other than for Cause, or by the Executive with Good Reason, in addition to the Accrued Amounts the Executive shall be entitled to a lump sum severance payment of (i) one and one-half (1.5) times (or three (3) times if (x) the Executive reasonably demonstrates that the termination is In Anticipation Of, or (y) occurring on or within two (2) years following, a “Change in Control” (as defined in the Company's 2006 Stock Option Plan (or successor long-term incentive plan))) the sum of the Executive's Base Salary plus the target Annual Bonus and (ii) a pro-rata Annual Bonus (determined by multiplying the actual Annual Bonus earned by the Executive for the fiscal year of termination (without regard for any exercise of negative discretion under the applicable annual bonus plan) by a fraction, the numerator of which is the number of days he was employed by the Company during such fiscal year and the denominator of which is the number of days in such fiscal year) (the “Pro-Rata Annual Bonus Payment”) ((i) and (ii), collectively the “Severance Payment”), subject to the provisions of the last sentence of Section 4.8 hereof. The Company's obligations to make the Severance Payment shall be conditioned upon the Executive's execution, delivery and non-revocation of a valid and enforceable general release of claims substantially in the form attached hereto as Exhibit C (the “Release”) within thirty (30) days of the date of termination. Subject to Section 3.2(e) and Section 8.13, the Severance Payment will be paid to the Executive as soon as practicable following the effectiveness of the Release. The Company shall also reimburse the Executive, on a monthly basis, for an amount of his COBRA premiums (for the duration of COBRA continuation coverage, not to exceed eighteen (18) months following termination of employment) equal to difference between (x) the amount of COBRA premium charged to the Executive minus (y) the amount of premium charged to actively employed senior executives for like coverage as that elected by the Executive.

6.	Section 3.2(c) of the Agreement is deleted in its entirety and restated in full as follows:
(i)    Termination Due to Disability. Upon a determination that the Executive is Disabled, the Company may give notice to the Executive that it intends to replace him. If the Executive does not return to the performance of his duties on essentially a full-time basis within thirty (30) days after receiving such notice, the Company may replace the Executive without breaching this Agreement; provided, however, that this Agreement and the Executive's employment thereunder shall not terminate until the anniversary date of this Agreement next following the date that the Executive is determined to be Disabled. For the period from the date the Executive is determined to be Disabled through the earlier of such anniversary date or the date of the Executive's death (the “Disability Period”), the Company shall continue to provide the Executive all compensation and benefits provided for in Section 2; provided, however, that (x) the Company's obligation to pay the Executive's Base Salary shall be reduced by the amounts paid to the Executive under any long-term disability insurance plan sponsored or otherwise maintained by the Company (if any) and that in no event shall the total annual obligation of the Company under this Agreement to make Base Salary payments to the Executive during the Disability Period be greater than an amount equal to two-thirds (2/3) of the Executive's Base Salary, computed on a pro rata basis beginning with the date that the Executive is replaced in accordance with this Section 3.2(c)(i) and continuing until the expiration of the Disability Period and (y) the Executive's Annual Bonus due for fiscal year (or years) in which all or a portion of the Disability Period occurs shall not be reduced on account of the Executive's absence from active service due to his Disability from what otherwise may be earned and payable to him.
(ii)    Termination Due to Death. If the Executive's employment hereunder is terminated by reason of his death, the Company shall continue to pay the Executive's Base Salary at the rate in effect at the time of his death to such person or persons as the Executive shall have designated for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate, for a period of six (6) months after the Executive's date of death. The Company also shall pay to such person(s) or estate (i) the amount of the Accrued Amounts and a Pro-Rata Annual Bonus Payment (except, for which purpose the Annual Bonus shall be deemed earned and payable at target) for the year of termination and (ii) an amount equal to one-twelfth (1/12) of the Executive's average Annual Bonus paid or payable to the Executive with respect to the most recent three (3) full fiscal years or, if greater, the most recent twelve (12)-month period (in each case, determined by annualizing the bonus paid or payable with respect to any partial fiscal year) that amount being payable in each of the six (6) months following the date of termination. Any amounts payable under this Section 3.2(c)(ii) shall be exclusive of and in addition to any payments which the Executive's widow, beneficiaries or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, employee benefit plan, or life insurance policy maintained by the Company.

7.	Section 3.2(d)(1) of the Agreement is deleted in its entirety and restated in full as follows:
(1) “Good Reason” shall mean the occurrence of any of the following events without either the Executive's prior written consent or full cure within thirty (30) days after he gives written notice to the Company describing the event and requesting cure: (i) any material diminution in the Executive's authorities, titles or offices, or the assignment to the Executive of duties that materially impair his ability to perform the duties normally assigned to an executive in the Executive's role at a corporation of the size and nature of the Company; (ii) any change in the reporting structure so that the Executive reports to someone other than to the Board; (iii) any failure to re-elect the Executive as a member of the Board; (iv) any relocation of the Company's principal office, or of the Executive's own principal place of employment, to a location more than fifty (50) miles from Pittsburgh,

Pennsylvania; (v) any material breach by the Company or any of its affiliates of any material obligation to the Executive; or (vi) any failure of the Company to obtain the assumption in writing of its obligation to perform this Employment Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) days after any merger, consolidation, sale or similar transaction, except where such assumption occurs by operation of law. If the Company fails to cure a Good Reason event during the thirty (30) day cure period, the Executive must terminate his employment within sixty (60) days after the expiration of such thirty (30) day period if such termination is to be treated as for Good Reason based on such uncured Good Reason event.

8.	A new Section 8.13 is hereby added to the Agreement, to read as follows:
8.13 409A Compliance. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A and if necessary, any such provision shall be deemed amended comply with Section 409A and the regulations thereunder. Further, for purposes of the limitations on nonqualified deferred compensation under section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from section 409A for certain short-term deferral amounts. Any amounts payable solely on account of an involuntary separation from service of the Executive within the meaning of section 409A shall be excludible from the requirements of section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Any severance payment to the Executive that is conditioned upon the execution and non-revocation of a release of claims shall be paid in the taxable year in which ends the maximum period of time that the Executive had to consider and revoke such release, regardless of when such release is actually executed.

9.
The Company agrees to promptly pay all fees and charges of the Executive's attorneys reasonably incurred by the Executive in connection with the negotiation, preparation and execution of this Amendment and grants of stock options provided herein, up to a maximum of ten thousand dollars ($10,000).

10.Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.
11.This Amendment may be executed in counterparts, all of which together shall comprise one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to the Agreement as of the date first written above.

EDUCATION MANAGEMENT CORPORATION
/s/ Edward H. West	By:	/s/ Randall J. Killeen
Edward H. West	Name:	Randall J. Killeen
	Title:	Vice President and Acting Chief Financial Officer